Exhibit 5.1

morrison & foerster llp

beijing, berlin, boston,
brussels, denver, hong kong,
london, los angeles, new york,
northern virginia, palo alto,
san diego, san francisco, shanghai,
singapore, tokyo, washington, d.c.

March 1, 2021

Board of Directors

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, FL 33626

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Anzu Special Acquisition Corp I, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “462(b) Registration Statement”) for the purposes of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), the sale by the Company of (i) up to 8,050,000 additional units of the Company (the “Units”), with each such Unit consisting of one share of Class A common stock of the Company, $0.0001 par value per share (“Common Stock”), and one-third of one warrant of the Company to purchase a share of Common Stock (each whole warrant, a “Warrant”) and (ii) all shares of Common Stock (the “Unit Shares”) and all Warrants issuable as part of the Units, as specified in the Registration Statement. The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended by Pre-Effective Amendment No. 1 thereto (File No. 333-252861) (the “Registration Statement”), initially filed by the Company on February 8, 2021 and declared effective by the Commission on March 1, 2021. All of such Units are to be sold by the Company pursuant to the proposed form of Underwriting Agreement between the Company and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Warrants shall be governed under the terms of a Warrant Agreement (the “Warrant Agreement”) by and between the Company and American Stock Transfer & Trust Company, LLC.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Units, the Unit Shares and the Warrants. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors Anzu Special Acquisition Corp I March 1, 2021 Page Two

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect, and, with respect to the Units and Warrants, the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provision contained in the Warrant Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The Units, when duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by American Stock Transfer & Trust Company, LLC, as transfer agent, will constitute the valid and binding obligations of the Company.

2.	The Unit Shares, when the Units are duly issued, delivered and paid for by the underwriter as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

3.	The Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by American Stock Transfer & Trust Company, LLC, as warrant agent, will constitute the valid and binding obligations of the Company.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

b.	Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

Board of Directors Anzu Special Acquisition Corp I March 1, 2021 Page Three

c.	We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

d.	We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Units, the Unit Shares or the Warrants.

e.	Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

f.	We express no opinion as to the validity or legally binding effect of Section 4.5 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Morrison & Foerster LLP

Morrison & Foerster LLP